                                                      DRAFT FOR DISCUSSION ONLY
                                                          SUBJECT TO CHANGE









                           GOPHER STATE ETHANOL, LLC
                         (A Development Stage Company)

                             Saint Paul, Minnesota

                             Financial Statements

                               December 31, 1999

                           GOPHER STATE ETHANOL, LLC
                         (A Development Stage Company)

                                C O N T E N T S


                                                                     PAGE
                                                                     ----

REPORT OF INDEPENDENT AUDITORS                                        1

FINANCIAL STATEMENTS

     Balance Sheet                                                    2

     Statement of Operations                                          3

     Statement of Changes in Stockholders' Equity                     4

     Statement of Cash Flows                                          5

     Notes to Financial Statements                                   6-11


                        REPORT OF INDEPENDENT AUDITORS


Board of Directors
Gopher State Ethanol, LLC
Saint Paul, Minnesota

We have audited the accompanying balance sheet of Gopher State Ethanol, LLC, (a development stage company), as of December 31, 1999, and the related statements of operations, changes in members' equity, and cash flows for the period since inception (March 29, 1999) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gopher State Ethanol, LLC, (a development stage company) as of December 31, 1999, and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.


                                                   Certified Public Accountants

Minneapolis, Minnesota
March 2, 2000 (except for Note 5 as
  to which the date is March 23, 2000)

                           GOPHER STATE ETHANOL, LLC
                         (A Development Stage Company)

                                 Balance Sheet

                               December 31, 1999

                                    ASSETS

CURRENT ASSETS
   Cash and cash equivalents                                      $   440,385
   Prepaid expenses                                                     2,000
                                                                   ----------
      Total current assets                                            442,385

PROPERTY, PLANT AND EQUIPMENT, NET                                 11,109,297

OTHER ASSETS
   Financing costs, net                                               652,292
                                                                   ----------
      TOTAL ASSETS                                                $12,203,974
                                                                   ==========

                        LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
   Notes payable                                                  $ 2,979,582
   Trade accounts payable                                               4,236
   Due to related party                                               237,061
   Accrued liabilities
    Interest                                                           17,321
                                                                   ----------
      Total current liabilities                                     3,238,200

REDEEMABLE CLASS B MEMBERS' INTERESTS                               6,969,993

COMMITMENTS

MEMBERS' EQUITY
   Class A members' equity                                          2,453,299
   Deficit accumulated during the development stage                  (457,518)
                                                                   ----------
      Total members' equity                                         1,995,781
                                                                   ----------
      TOTAL LIABILITIES AND MEMBERS' EQUITY                       $12,203,974
                                                                   ==========


Notes to Financial Statements are an integral part of this Statement.

                           GOPHER STATE ETHANOL, LLC
                         (A Development Stage Company)

                            Statement of Operations

      Period from March 29, 1999 (Date of Inception) to December 31, 1999



OPERATING EXPENSES
   General and administrative
   Related party                                                      228,637
   Other                                                              491,723
                                                                      -------
      Total general and administrative                                720,360
                                                                      -------
      Total operating expenses                                        720,360
                                                                      -------

OPERATING LOSS                                                       (720,360)

OTHER INCOME
   Rental income                                                      225,000
   Interest income                                                     37,842
                                                                      -------
      Total other income                                              262,842
                                                                      -------

NET LOSS                                                            ($457,518)
                                                                      =======



Notes to Financial Statements are an integral part of this Statement.

                           GOPHER STATE ETHANOL, LLC
                         (A Development Stage Company)

                    Statement of Changes in Members' Equity

      Period from March 29, 1999 (Date of Inception) to December 31, 1999




BALANCE - MARCH 29, 1999                                           $    -

   Initial capital contributions of plant and equipment,
     March 29, 1999 for a 28.5% Class A financial interest          1,730,650

   Initial capital contributions of property, plant and
     equipment, March 29, 1999 for a 48.7% Class A financial
     interest                                                       1,192,642

   Preferred distributions to Class B members                        (469,993)

   Net loss for the period ended December 31, 1999                   (457,518)
                                                                    ---------

BALANCE - DECEMBER 31, 1999                                        $1,995,781
                                                                    =========

Notes to Financial Statements are an integral part of this Statement.

                           GOPHER STATE ETHANOL, LLC
                         (A Development Stage Company)

                            Statement of Cash Flows

      Period from March 29, 1999 (Date of Inception) to December 31, 1999


CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                       ($  457,518)
   Adjustments to reconcile net loss to net cash from
      operations:
      Depreciation                                                    213,728
      Change in assets and liabilities
         Prepaid expenses                                              (2,000)
         Trade accounts payable                                         4,236
         Due to related party                                         237,061
         Accrued liabilities                                           17,321
                                                                    ---------
         Net cash from operating activities                            12,828

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures for construction in progress              ( 8,399,733)
                                                                    ---------
         Net cash used for investing activities                   ( 8,399,733)

CASH FLOWS FROM FINANCING ACTIVITIES
   Cash paid for financing costs                                     (652,292)
   Proceeds from notes payable                                      2,979,582
   Proceeds from Class B members' interests                         6,500,000
                                                                    ---------
         Net cash from financing activities                         8,827,290
                                                                    ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                             440,385

CASH AND CASH EQUIVALENTS - Beginning of Period                          -
                                                                    ---------
CASH AND CASH EQUIVALENTS - End of Period                          $  440,385
                                                                    =========

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
   FINANCING ACTIVITIES
   Building and equipment contributed in exchange for
     Class A members' equity                                       $2,923,292
                                                                    =========

   Class B members' preferred distributions accrued, not paid      $  469,993
                                                                    =========



Notes to Financial Statements are an integral part of this Statement

                           GOPHER STATE ETHANOL, LLC
                         (A Development Stage Company)

                         Notes to Financial Statements

                               December 31, 1999


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

The Company was formed to produce, sell and distribute ethanol, including byproducts from ethanol production of distilled grains and raw CO(2) gas, throughout Minnesota. The Company is currently in its development stage and anticipates commencing active operations no later than May 2000. Substantially all activities to date relate to construction, administration and capital functions.

The Company will continue indefinitely, unless dissolved, terminated, or liquidated.

FISCAL YEAR

Operations are reported on an annual basis with a fiscal year ending
December 31.

ACCOUNTING ESTIMATES

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 1999 cash equivalents consisted of $428,045 of U.S. Treasury Bills.

The Company maintains its accounts primarily at one financial institution. At times throughout the year, the Company's cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at the lower of cost or estimated fair value. Depreciation is provided over estimated useful lives by use of the straight-line method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized.

FINANCING COSTS

Financing costs are capitalized for amounts expended related to obtaining the construction and term loan. Financing costs are amortized by means of the effective interest method over the term of the related loan. Amortization will commence once the loan is converted from the construction loan to the term loan, which is expected to happen once construction is complete.

INCOME TAXES

Gopher State Ethanol, LLC is treated as a partnership for Federal and state income tax purposes and does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for Federal or state income taxes has been included in these financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash and cash equivalents, $440,385 at December 31, 1999, approximates its fair value. It is not currently practicable to estimate the fair value of the line of credit and construction loan payable to the bank. Because these agreements contain unique terms, conditions, covenants and restrictions, which were negotiated at arm's length with the Company's bank as discussed in Note 5, there is no readily determinable similar instrument on which to base an estimate of fair value.

2.  DEVELOPMENT STAGE ENTERPRISE

The Company was formed March 29, 1999. The Company was capitalized by contributions from Class A and Class B members. MBC Holding Company (MBC), contributed assets with a book value of approximately $1,731,000 in exchange for a 28.5% Class A financial interest. The Minnesota Brewing Limited Partnership (MB Ltd. Partnership) contributed assets with a book value of approximately $1,193,000 in exchange for a 48.7% Class A financial interest. Two other members comprise the remaining 22.8% financial interest in Class A and own 100% of the Class B financial interest. Those two members contributed $3,250,000 each in exchange for their respective 50% financial interests in Class B equity.

Losses are allocated to all members based on their respective percentage of total Class A and Class B interests. Income is then allocated in the same manner until all losses are recovered. Income is then allocated to Class A members in a manner to cause each Class A members' percentage of Class A equity to equal their respective financial interests disclosed above. Income and losses will then be allocated to Class A members based on their respective percentage financial interest. See Note 6 for further discussion of Class B members' equity.

3.  LEASES

In fiscal 1999, the Company began leasing a part of their building and equipment to MBC under a lease with a term of ten years. The tenant has the option to extend the lease for three additional periods of ten years. Additionally, the tenant has the option to purchase certain of the leased premises and equipment from the Company. Rental income for 1999 totaled $225,000. Cost and accumulated depreciation of the leased premises and equipment was approximately $1,647,367 and $213,728, respectively, at December 31, 1999. Future minimum rentals under the lease at December 31, 1999 are as follows:


     2000                                              $  300,000
     2001                                                 300,000
     2002                                                 300,000
     2003                                                 300,000
     2004                                                 300,000
        Thereafter                                      1,275,000
                                                        ---------
                                                       $2,775,000
                                                        =========


4.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following as December 31, 1999:


         Land and building                           $ 1,028,564
         Equipment                                     1,894,728
         Construction in progress                      8,399,733
                                                      ----------
                                                      11,323,025
         Less accumulated depreciation                   213,728
                                                      ----------
               Property, plant and equipment, net    $11,109,297
                                                      ==========


Construction in progress is comprised of costs related to the construction of the ethanol plant facilities. Management anticipates total expenditures to approach $20 million. The plant is anticipated to be completed by May 2000. The Company incurred $32,784 and $37,910 in interest and real estate taxes, respectively, during the period ended December 31, 1999, all of which were capitalized in construction in progress. At December 31, 1999, the Company has a portion of their building and equipment with a book value of $294,051 and $844,374, respectively, not in service. During the construction period, no depreciation is provided for these assets.

5.  NOTES PAYABLE

The Company has an unsecured $210,000 line of credit with its bank through March 2000. Outstanding borrowings are due upon demand and totaled $210,000 at December 31, 1999. Interest is charged on borrowings at 2% over the Wall Street Journal Prime Rate. The weighted average interest rate was 10.5% at December 31, 1999.

The Company also has a $14,000,000 construction loan with its bank, with an initial maturity date of April 2000. The Company, at its option, through written notice and payment of an extension fee of $25,000, may extend the maturity date to June 2000. Upon final advance under the loan agreement, the Company has the option to convert to a term note with interest at 2.25% over the Wall Street Journal Prime Rate. Outstanding borrowings are due upon demand and totaled $2,769,582 at December 31, 1999. Interest is paid monthly and charged at 2.75% over the Wall Street Journal Prime Rate. The weighted average interest rate was 11.25% at December 31, 1999. The loan is secured by the building, inventory, receivables, equipment, general intangibles and investment property and guaranteed by MBC.

The terms of the loan agreement with the bank require the Company to maintain certain financial ratios violation of which, among other remedies, permits the bank to call the loan for payment. The Company, primarily due to the nature of it being in the development stage, was not in compliance with several covenants as of December 31, 1999. On March 23, 2000 the Company's bank provided a waiver, agreeing not to enforce remedies available to them for such noncompliance through the year 2000

The loan agreement also restricts certain distributions to members. The amount of distributions so limited is not subject to specificity, however in general terms, the Company may with the permission of the lender, and if not in default, make distributions to provide for tax payments by the members, or upon attainment of specific financial thresholds, make distributions of amounts subject to formulas.

6.  REDEEMABLE CLASS B MEMBERS' INTERESTS

Class B members are entitled to receive an annual preferred distribution equal to 15% of their unrecovered contributions. The distribution shall be prior to and in preference to any distribution made to Class A members or any tax distributions. The Company is to pay the preferred distribution quarterly based upon the average unrecovered contribution of each Class B member during such quarter.

Upon written demand, Class B members have the right to demand that the Company redeem their percentage Class B financial interest based on the following schedule:


         December 31, 2001          one quarter of the percentage Class B
                                      financial interest

         December 31, 2002          an additional one quarter of the
                                      percentage Class B financial interest

         December 31, 2003          an additional one quarter of the
                                      percentage Class B financial interest

         December 31, 2004          the remaining quarter of the percentage
                                      Class B financial interest


The redemption price for the percentage Class B financial interest is equal to $65,000 per 1% of percentage Class B financial interest redeemed plus any accrued but unpaid preferred distributions. Payments are subordinate to the loans in Note 5. At December 31, 1999 the Company has accrued $469,993 for preferred distributions owed, but not paid. Class B members have 51% voting interest until such time as 100% of the Class B equity has been redeemed. At that time, such members' voting interest will be respective to their Class A equity as described in Note 2.

7.  RELATED PARTY TRANSACTIONS

GENERAL

As discussed in Note 2, the MB Limited Partnership has a percentage financial interest of 48.7% of the Company's Class A members' equity. The MBC owns 28.5% of the Company's Class A members' equity. The chairman of MBC, who is also the general partner of MB Limited Partnership, has a percentage Class A financial interest of 11.4% in addition to 50% of the Class B financial interests which are described in Note 6.

RELATED PARTY EXPENDITURES

The Company has no employees, and as such, has entered into a Facility and Services Sharing Agreement as of March 29, 1999. MBC is reimbursed for all costs and expenses incurred on behalf of the Company. Such expenditures were approximately $377,000; of which $149,792 were expensed in 1999. At December 31, 1999, the Company owes MBC approximately $216,939 for professional services and expenses incurred on behalf of the Company.

During 1999, the Company paid insurance premiums of approximately $79,000 to an insurance agency, whose ownership includes a director of the Company and MBC.

PRODUCTION COMMITMENT

The Company has committed to produce and sell raw CO2 gas, beginning in fiscal 2000, subject to minimum quantity and quality thresholds, to a joint venture (of which MBC is a member), for an initial ten year period, with successive five year renewals.